Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), dated as of June 10, 2009, is entered into between NILE THERAPEUTICS, INC. (the “Company”), having an address at 115 Sansome St., #310, San Francisco, CA 94104 and PETER M. STRUMPH (“Employee”), having an address at 585 Eureka Blvd., San Francisco, CA 94114.

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in that certain Employment Agreement dated as of May 11, 2007, as amended on each of March 4, 2008 and March 10, 2009 (the “Employment Agreement”), between the Company and Employee.

WHEREAS, Employee has been employed by the Company since June 4, 2007 pursuant to the Employment Agreement; and

WHEREAS, Employee and the Company have mutually agreed to terminate such employment effective as of June 10, 2009 (the “Separation Date”) and to agree to a mutually satisfactory settlement regarding Employee’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and provisions set forth below, it is agreed as follows:

1. Definitions.

(a) The term “Company,” as used in this Agreement, shall at all times mean Nile Therapeutics, Inc., Two River Group Holdings, LLC, Two River Group Management, LLC and Riverbank Capital Securities, Inc., a member of the Financial Industry Regulatory Authority, all of their respective successors and assigns, and any and all of their respective past and present shareholders, partners, members, officers, directors, managers, agents, representatives and employees (whether acting as agents for any of such entities or in their individual capacities).

(b) The term “Employee,” as used in this Agreement, shall at all times mean Peter M. Strumph and anyone who has or who obtains legal rights or claims through him, including, without limitation, his heirs, successors, administrators, representatives, agents and assigns.

2. Separation. Except as otherwise provided in this Agreement, Employee and the Company mutually agree that the Employment Agreement, and Employee’s employment by the Company, shall terminate as of the Separation Date. On the Separation Date, the Company shall reimburse Employee for any unreimbursed business expenses properly incurred by him prior to the Separation Date in accordance with Company policy and will pay to Employee Nineteen Thousand One Hundred Ninety-Four and 73/100 ($19,194.73) for accrued but unused vacation. Effective as of the Separation Date, Employee shall resign from all positions that he held (a) as an officer and/or director of the Company, (b) as a member of any other governing body of the Company, and/or (c) as a member of any committee of the Company or its boards of directors or other governing bodies; provided, however, that Employee agrees to take all actions that are deemed reasonably necessary by the Company to effectuate or evidence such resignations. Employee understands that, except as otherwise provided in this Agreement, he is entitled to nothing further from Company (whether arising under the Employment Agreement or otherwise), including reinstatement by the Company.

3. Compensation. In consideration for the release set forth in Section 4 below, following the Separation Date and provided that Employee continues to comply with Section 6 of the Employment Agreement and does not exercise the rescission rights described in Sections 10 and 11 of this Agreement, the Company agrees as follows:

(a) To pay Employee Two Hundred Thirty Thousand Dollars ($230,000) in a single lump sum payment on the eighth (8th) day following the Employee’s execution of this Agreement (the “Payment Date”);

(b) To pay Employee One Hundred Thousand Dollars ($100,000) upon the completion of a Change of Control of the Company (as defined in Section 5(c) of the Employment Agreement) occurring on or before the date that is twenty-four (24) months following the Separation Date;

(c) To continue to pay for participation by Employee and his dependents in the Company’s health and dental plan until the date that is six (6) months following the Separation Date; and

(d) To vest all unvested Employment Options and permit all then vested Employment Options (which relate to a total of 989,572 shares of Company common stock), along with all previously vested Performance Options (which relate to a total of 242,482 shares of Company common stock) and previously vested additional stock options granted in 2009 (which relate to a total of 149,148 shares of Company common stock) to remain exercisable by the Employee until the date that is five (5) years from the Separation Date, at which time all unexercised options shall automatically expire. For purposes of clarity, all unvested Performance Options shall expire upon the Separation Date.

4. Release.

(a) In consideration of the payments and benefits set forth in Section 3 above, Employee hereby agrees that he fully, finally and unconditionally and forever releases, discharges and forgives the Company from any and all claims, allegations, complaints, proceedings, charges, actions, causes of action, demands, debts, covenants, contracts, liabilities or damages of any nature whatsoever (collectively, “Claims”), which Employee had, has or may have against the Company through the date hereof, known or unknown, including, by way of example and without limiting the broadest application of the foregoing, any Claims and all actions relating to his separation from or employment with the Company or under the Employment Agreement or any other contract or understanding, common law, tort, or any federal, state or local decisional law, statutes, regulations or constitutions, any Claims for notice or pay in lieu of notice, or for wrongful dismissal, discrimination, or harassment on the basis of any factor (including, without limitation, any Claim pursuant to or arising under federal and state hour laws, the Age Discrimination in Employment Act (together with the Older Worker Benefit Protection Act), as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, claims for wages under the California Labor Code, each as amended from time to time, and any other federal, state or local legislation concerning employment or employment discrimination), and any Claims, asserted benefits or rights arising by or under contract or implied contract, any alleged oral or written contract or agreement for employment or services, any Claims arising by or under promissory estoppel, detrimental reliance, or under any asserted covenant of good faith and fair dealing, and any Claims for defamation, fraud, fraudulent inducement, intentional infliction of emotional distress, or any other tortious conduct, including personal injury of any nature and arising from any source or condition, or pursuant to any other applicable employment standards or human rights legislation, or for severance pay, salary, bonus, commission, incentive, equity or additional compensation, vacation pay, insurance or benefits. Notwithstanding the foregoing, Employee does not release and Claims do not include:

i. any claim or right that Employee may have under this Agreement;

ii. any right Employee may have to indemnification as a former officer or director of the Company under the Company’s certificate of incorporation or By-laws or under any applicable indemnification agreements or director and officer liability insurance policies.

iii. Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

iv. Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as the Consolidated Omnibus Budget Reconciliation Act (COBRA) or analogous state law; and

v. Your right, if any, to indemnification from the Company, or to the payment of the costs of defense, under California Labor Code Section 2802; and

vi. Any Claims that cannot be waived as a matter of law or any Claims arising after the Payment Date.

(b) As of the Separation Date, and upon execution of this Agreement and the waiver and release of all Claims, Employee and Company covenant, represent and warrant that they have not served or filed any action and will not assert, threaten or commence any claim, action, complaint or proceeding against each other by reason of any Claim existing through the date of this Agreement, nor has Employee or Company agreed to do so. Further, neither Employee nor Company has assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed or otherwise disposed of or conveyed to any third party any right or Claims against each other that have been released by this Agreement. If Employee or Company should, after the execution of this Agreement make, pursue, prosecute, or threaten to make any Claim or allegation, or pursue or commence or threaten to commence any Claim, action, complaint or proceeding against the Company, for or by reason of any Claim existing up to the date of this Agreement, this Agreement may be raised as, and shall constitute, a complete bar to any such claim, allegation, action, complaint or proceeding, and the responding party shall be entitled to recover from the asserting party all reasonable costs incurred by virtue of defending same, including reasonable attorneys’ fees and expenses, without altering or diminishing the effectiveness of the release provisions provided under this subparagraph (b), the preceding subparagraph (a), or the following subparagraph (c).

(c) Except as set forth in the last sentence of this subparagraph (c), the Company hereby agrees that it fully, finally and unconditionally and forever releases, discharges and forgives Employee from any and all Claims which Company had, has or may have against Employee through the date hereof, known or unknown, including, by way of example and without limiting the broadest application of the foregoing, any Claims and all actions relating to Employee’s separation from or employment with the Company or under the Employment Agreement or any other contract or understanding, common law, tort, or any federal, state or local decisional law, statutes, regulations or constitutions. The Company will not commence any civil actions against Employee except as necessary to enforce his obligations under this Agreement or any surviving obligations under the Employment Agreement. Notwithstanding the provisions of this subparagraph (c), the Company does not release, waive, or discharge any and all unknown Claims against Employee constituting fraud, embezzlement, or job-related conduct that would be punishable as a crime; and the foregoing covenant not to sue in this subparagraph (c) and subparagraph (b), above, does not preclude the Company from commencing an action against Employee arising from any or all of such Claims against him. The Company has no knowledge that Employee has engaged in any of the foregoing conduct.

5. Non-disparagement. Employee and the Company shall not make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), about the Company or the Employee, or take any action, directly or indirectly, that would “disparage” the Company or the Employee. “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of a person, product, service or entity, including the Employee, the Company or the employees, representatives, agents, customers, vendors or owners of any party or which accuse the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, illegal, improper, incompetent or negligent manner, but shall not include truthful statements required by due legal process.

6. California Code § 1542. The parties hereto agree that all rights under § 1542 of the Civil Code of the State of California are hereby waived by the parties. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of § 1542 of the Civil Code of the State of California, each of Employee and Company irrevocably and unconditionally release and forever discharge the other from and with respect to all Claims as described or included in Section 4 of this Agreement.

7. No admission. This Agreement is intended to resolve any actual or potential disputed claims. Nothing in this Agreement shall be construed as an admission of any liability or wrongdoing by the Company or the Employee or of having caused any injury to anyone by any acts or omissions on the part of the Company or the Employee, or any of them, or a violation of any statutory, regulatory or common law obligation owed, on the one hand, to Employee by the Company, and on the other, by the Company to the Employee.

8. Non-Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of an individual) and assigns. None of Employee’s rights or obligations under this Agreement may be assigned or transferred by him other than his rights to any payments, stock and other benefits, which may be transferred only by will or the laws of descent and distribution.

9. Governing Law. This Agreement shall be construed and governed by the laws of the State of California, without regard to its choice of law rules.

10. Rescission Right. Employee acknowledges that he has been afforded the opportunity to consider this Agreement for 21 days before executing it, although he may accept it by execution at any time within such 21-day period. Employee may rescind his waiver and release of Claims under the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (the “ADEA”) within seven (7) days of signing this Agreement by sending notice of rescission to the Company at the Company’s address first set forth above, Attention: Daron Evans, within seven (7) calendar days following its execution. This Agreement shall become effective as of the eighth (8th) day after its execution. Any exercise by Employee of his right to rescind claims under the ADEA pursuant to this Section 10 shall not entitle him to or result in reinstatement of his employment with the Company. Employee further understands and agrees that if he rescinds this Agreement in accordance with this Section 10, the Company shall have no obligation to provide the payments and benefits described in Section 3, above, and this Agreement shall be null and void. In the event the Company fails to make the payment described in Section 3(a) on the Payment Date, this Agreement shall be entirely null and void.

11. OWBPA. The release in Section 4 of this Agreement includes a waiver of claims against the Company under the ADEA and the Older Workers Benefit Protection Act (“OWBPA”). Therefore, pursuant to the requirements of the ADEA and the OWBPA, Employee specifically acknowledges the following:

(a) that he is and has been advised to consult with an attorney of his choosing concerning the legal significance of this Agreement;

(b) that this Agreement is written in a manner he understands;

(c) that the consideration set forth in Section 3 of this Agreement is adequate and sufficient for his entering into this Agreement;

(d) that he has been afforded 21 days to consider this Agreement before signing it (although he may sign it at any time prior to the end of that 21-day period) and that any immaterial changes to this Agreement subsequently agreed upon by the parties do not restart this period for consideration; and

(e) that he has been advised that during the seven (7) day period after he signs this Agreement, he may rescind his waiver and release of Claims under the ADEA and OWBPA in accordance with Section 10.

Nothing in this Agreement prevents Employee from filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”) or from cooperating with the EEOC; however, Employee understands and agrees that he shall not accept, and shall not be entitled to retain, any compensation or other relief recovered by the EEOC on his behalf as a result of such charge with respect to any matter covered by this Agreement. Nothing in this Agreement prevents Employee from filing a lawsuit challenging the validity of his waiver of federal age discrimination claims under the ADEA and the OWBPA.

12. Surrender of Property. Employee agrees that he will surrender to the Company, no later than the Separation Date, all property belonging to, or purchased with the funds of, the Company, and any equipment (including computers and cell phones), employee or security identification or access codes, pass codes, keys, credit cards, swipe cards, client data bases, computer files, Company proposals, computer access codes, documents, memoranda, records, files, letters, specification or other papers (including all copies and other tangible forms of the foregoing) acquired by Employee by reason of his employment with the Company and in Employee’s possession or under his custody or control as of the Separation Date relating to the operations, business or affairs of the Company. Employee agrees that he will not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Company documents; provided, however, that Employee may retain any documents or information that is publicly available. Notwithstanding anything to the contrary contained in this Agreement, (i) Employee may remove from the Company’s premises, retain and use any third party business cards that he accumulated during his employment with the Company, and (ii) the Company will provide to Employee on a compact disc or other medium, and Employee may retain and use, his personal electronic contact list that he developed during his employment with the Company on. Nothing in this Agreement shall be construed to restrict or otherwise limit the ability or right of Employee to (x) retain and use any documents or other items relating to his employment with the Company, including documents describing the terms of his employment or benefits or other compensation to which he has been or may in the future be entitled, or (y) retain and use his personal belongings. The Company shall have the right to inspect all items removed from the Company’s premises by Employee solely to ensure compliance with this Section 12.

13. Entire Agreement. This Agreement shall constitute the entire agreement of the parties hereto with regard to the subject matter hereof. Notwithstanding the foregoing, Employee agrees that the provisions of Section 6 (Confidential Information and Inventions) of the Employment Agreement shall continue in full force and effect in accordance with its terms.

14. Taxes. All payments made to Employee under Section 3 of this Agreement will be subject to regular federal, state or local payroll taxes and, accordingly, the Company shall deduct from such payments any applicable payroll taxes required by law to be withheld with respect to such payments. The Company has, in good faith, determined that the payments to Employee under this Agreement are not subject to excise tax as nonqualified deferred compensation or otherwise subject to increased income taxes arising from the application of Section 409A of the Internal Revenue Code (“Section 409A”) and, accordingly, the Company will not report such payments as nonqualified deferred compensation under Section 409A. Employee acknowledges, understands, and agrees that he is ultimately responsible for reporting of income and the payment of income taxes on the compensation described in Section 3.

15. Public Announcement. The Company or its counsel has provided to Employee’s counsel a draft copy of the disclosure regarding Employee’s separation from the Company and the material terms of this Agreement, which will be included in a current report on Securities and Exchange Act Form 8-K. Such disclosure, in substantially the form provided to Employee’s counsel, will be filed by the Company with the SEC within four (4) business days following Employee’s execution of this Agreement.

16. This Agreement may be executed in any number of separate counterparts, all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Separation Agreement and General Release to be duly executed as of the date first above written.

NILE THERAPEUTICS, INC.

By:	/s/ Daron Evans
Name:	Daron Evans
Title:	Chief Financial Officer

By:	/s/ Peter M. Strumph
Peter M. Strumph
Date:	June 10, 2009